EXHIBIT 99.1

Shareholders Approve All Proxy Proposals at Gladstone Investment Corporation's Annual Meeting of Stockholders

MCLEAN, Va., Aug. 5, 2010 (GLOBE NEWSWIRE) -- Gladstone Investment Corporation (Nasdaq:GAIN) (the "Company") announced today that its stockholders voted in favor of all proxy proposals set forth in the proxy statement and discussed at the Company's Annual Meeting of Stockholders, held at the Hilton McLean Tysons Corner in McLean, Virginia on August 5, 2010 (the "Annual Meeting").

Those who held shares of the Company's common stock as of June 7, 2010, the record date for the Annual Meeting, were entitled to vote on the matters set forth on the proxy card and explained in the proxy statement. The matters approved at the Annual Meeting were the election of three directors to hold office until the 2013 Meeting, a proposal to authorize the Company to sell shares of its common stock at a price below its then current net asset value per share, and ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for its fiscal year ending March 31, 2011.

Gladstone Investment Corporation is a publicly traded business development company that seeks to make debt and equity investments in small and medium-sized private businesses in the United States in connection with acquisitions, changes in control and recapitalizations. For more information please visit the Company's website at http://www.GladstoneInvestment.com or contact Investor Relations at 703-287-5893.

CONTACT:  Gladstone Investment Corporation
          Investor Relations
          703-287-5893
          http://www.GladstoneInvestment.com